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                     CONFIDENTIAL EXECUTIVE RESIGNATION AGREEMENT
                            AND GENERAL RELEASE OF CLAIMS


     1. Frederick A. Schwedner ("Executive") was employed by Adobe Systems Incorporated (the "Company") on or about July 31, 1989. Executive was placed on a medical leave of absence by the Company on or about July 17, 1998, and remains on that leave of absence as of the date of this agreement. Executive and the Company have now agreed to terminate his employment relationship with the Company. It is the Company's desire to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his termination and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement shall become effective on the eighth day after it is signed by Executive, but only if Executive has not previously revoked his acceptance of this Agreement.

     2. Executive hereby resigns voluntarily from any positions that he holds as an officer of the Company and/or any of its subsidiaries (including, but not limited to, his position as Senior Vice President and General Manager, Printing and Systems Division, with all such resignations effective as of Jan. 21, 1999 (the "Resignation Date"). Executive and the Company agree that his employment with the Company and any of its subsidiaries will terminate effective as of the earlier of (a) July 16, 1999, or (b) the date on which Executive's current Medical Leave of Absence ends in accordance with the terms of the applicable Company policies governing such leave of absence (the "Termination Date"). During the period between the Resignation Date and the Termination Date, Executive will be eligible to receive compensation and/or benefits in accordance with the Company's applicable leave of absence policies and his Retention Agreement of on or about September 12, 1997 remains in full force and effect.

     3. The Company will provide Executive with the following payments and benefits when this Agreement becomes effective:

          (a) The Company will provide Executive with a lump sum severance payment of $870,000.00, less applicable withholding, to be paid to Executive in two installments: (i) one-half of the amount will be paid to Executive on the eighth day following his re-execution of this Agreement as described in paragraph 4 below, and (ii) one-half of the amount will be paid to Executive on or about the third business day after January 1, 2000. Executive will be paid all wages that he earns through the Termination Date, and he will receive all of his vested benefits under the Company's 401(k) and employee stock purchase plans in accordance with the terms of those plans. Executive will be reimbursed by the Company for any reasonable business expenses incurred by Executive in the course of his employment with the Company, pursuant to the Company's applicable business expense reimbursement policies.

          (b) All stock option awards with the exception of grants 015446 and 015447, granted to Executive under the Adobe 1994 Stock Option Plan and the Adobe 1984 Stock Option Plan (collectively, the "Option Plans") will vest and become exercisable as of the Termination Date. All other terms and conditions of the relevant stock option agreements and Option Plans


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shall continue to apply.  Executive's rights with respect to any other equity awards (such as performance share unit awards and restricted units in Adobe Incentive Partners, L.P.) or long term incentive awards shall be determined in accordance with the terms of the applicable equity or long term incentive award plans and/or agreements, which are not modified in any way by this Agreement.

          (c) Executive and his eligible dependents will receive continued group health insurance coverage in accordance with federal law (COBRA) through payment of premiums at the Company's expense for the period starting on the Termination Date and ending on the second anniversary of the Termination Date; thereafter, Executive shall be entitled to elect continued insurance coverage (COBRA), in accordance with federal law for an additional 12 (twelve) months.

          (d) Executive understands and acknowledges that he shall not be entitled to any payments or benefits (except a pro rated executive incentive plan award for the second half of the Company's 1998 fiscal year) from the Company other than those expressly set forth in this paragraph 3.

     4. Executive and his successors release the Company, its subsidiaries and their respective shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As additional consideration for the severance payment described in paragraph 3, Executive agrees that he will reaffirm this release of claims by re-signing this Agreement in the space provided at the end of the Agreement on or after the Termination Date. The parties agree that the releases of claims contained in this Agreement shall not affect Executive's right to be indemnified by the Company in accordance with the terms of their Indemnity Agreement of on or about May 30, 1997.

     5. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.


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     6.   Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that Executive signed in connection with his employment by the Company.

     7.   Executive agrees that he shall not:

          (a) for a period of six months following the Resignation Date, directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family, his counsel, his financial advisors, or the Employment Development Department, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law; or


          (b) make any critical or disparaging statements at any time about the Company, or any of its products or employees, unless such statements are made truthfully in response to a subpoena or other legal process.

     8. The Company agrees that it will not, through any of its officers or directors:

          (a) for a period of six months following the Resignation Date, disclose any of the terms of this Agreement to anyone other than the Company's legal counsel and accountants, except as such disclosure may be required for tax or securities reporting purposes or by law; or

          (b) make any critical or disparaging statements about Executive at any time, unless such statements are made truthfully in response to a subpoena or other legal process.

     9. Following the Termination Date, Executive agrees to provide reasonable assistance to the Company in connection with any litigation to which the Company is or may become a party and with respect to which Executive possesses any relevant knowledge or expertise. Executive's assistance will be provided at mutually convenient times, and the Company will reimburse Executive for any reasonable expenses incurred by him in providing such assistance.

     10. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

     11. This Agreement shall be governed by and construed in accordance with the laws of the State of California. To the extent that any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be deemed stricken from this Agreement, and the remainder of this Agreement shall continue to be in full force and effect.

     12. This Agreement, along with any other agreements referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.



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EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO
SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PAYMENT DESCRIBED IN PARAGRAPH 3.

Dated: _1/14_, 1999                /s/ Frederick A. Schwedner
                                   ------------------------------------
                                   Frederick A. Schwedner


Dated: _1/28_, 1999                Adobe Systems Incorporated


                                   By:  /s/ Colleen M. Pouliot
                                        -------------------------------


     By re-signing this Agreement on or after the Termination Date, I hereby reaffirm the release of all known and unknown claims set forth in paragraphs 4 and 5 above. I understand that I may revoke this Agreement at any time during the 7 days after I re-sign it.


Dated: ________________, 199__     ____________________________________
                                       Frederick A. Schwedner


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